As filed with the Securities and Exchange Commission on December 11, 2018

Registration Statement No. 333-228467

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Altus Midstream Company

(Exact name of registrant as specified in its charter)

Delaware	81-4675947
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, TX 77056-4400

Telephone: (713) 296-6000

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brian W. Freed

Chief Executive Officer

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, TX 77056-4400

Telephone: (713) 296-6000

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

John B. Clutterbuck

Courtney Cochran Butler

Hunton Andrews Kurth LLP

600 Travis St.

Suite 4200

Houston, TX 77002

(713) 220-4200

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 11, 2018

PRELIMINARY PROSPECTUS

Altus Midstream Company

12,557,370 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

360,531,332 Shares of Class A Common Stock

6,364,281 Warrants

This prospectus relates to the issuance by Altus Midstream Company (formerly known as “Kayne Anderson Acquisition Corp.”) (the “Company,” “we,” “our” or “us”) of up to 12,557,370 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that may be issued from time to time upon exercise of 12,557,370 outstanding warrants sold as part of the units in our initial public offering (the “Public Warrants”), each entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to certain adjustments.

This prospectus also relates to the offer and sale by the selling securityholders identified in this prospectus, or their permitted transferees, of:

(i) up to 360,531,332 shares of Class A Common Stock, including (a) 57,234,023 shares of Class A Common Stock issued in private placements pursuant to subscription agreements in connection with our Initial Business Combination (as defined herein), (b) 250,000,000 shares of Class A Common Stock that may be issued from time to time upon redemption or exchange of Altus Midstream Common Units (as defined herein), (c) 7,313,028 shares of Class A Common Stock issued in connection with our Initial Business Combination, (d) 2,120,000 shares of Class A Common Stock issued upon conversion of our Class B common stock, $0.0001 par value per share (“Class B Common Stock” or the “Founder Shares”), in connection with our Initial Business Combination, (e) up to 37,500,000 shares of Class A Common Stock that may be issued from time to time if earn-out consideration is issued pursuant to that certain Contribution Agreement dated August 8, 2018 by and among the Company, Apache Midstream, LLC, a Delaware limited liability company (“Apache Midstream”) and wholly owned subsidiary of Apache Corporation (“Apache”), and the other parties thereto (the “Contribution Agreement”), and (f) up to 6,364,281 shares of Class A Common Stock that may be issued from time to time upon exercise of the Resale Warrants (as defined herein).

(ii) up to 6,364,281 outstanding warrants (the “Resale Warrants”), each entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to certain adjustments, including (a) 3,182,141 outstanding warrants issued in private placements in connection with our initial public offering (the “Private Placement Warrants”), and (b) 3,182,140 outstanding warrants issued as part of our Initial Business Combination (the “Apache Warrants”). The Resale Warrants and the Public Warrants are collectively referred to herein as the “Warrants.”

The Resale Warrants will not be redeemable by the Company so long as they are held by Kayne Anderson Sponsor, LLC, a Delaware limited liability company (our “Sponsor”), or its permitted transferees, with respect to the Private Placement Warrants, or Apache Midstream or its permitted transferees, with respect to the Apache Warrants. The shares of Class A Common Stock issued upon conversion of our Founder Shares are subject to restrictions on transfer, as described under the section of this prospectus titled “Description of Securities—Founder Shares” beginning on page 20 of this prospectus.

The securities offered pursuant to this prospectus are collectively referred to in this prospectus as the “securities.” This prospectus provides you with a general description of these securities and the general manner in which we or the selling securityholders will offer the securities. When securities are offered, we may provide a prospectus supplement, to the extent appropriate, that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Resale Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Warrants to the extent the Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that we or the selling securityholders will offer or sell any of the securities. The selling securityholders may sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how we and the selling securityholders may sell the securities in the section titled “Plan of Distribution” beginning on page 16 of this prospectus.

Our Class A Common Stock and Warrants are traded on the NASDAQ Capital Market (“NASDAQ”) under the symbols “ALTM” and “ALTMW,” respectively. The closing price for our Class A Common Stock and Warrants on December 10, 2018, was $8.32 per share and $0.74 per Warrant, as reported on NASDAQ. On December 11, 2018, we received notice from the Staff of the NASDAQ of a delisting determination with respect to our Warrants for failure to satisfy the NASDAQ’s minimum round lot holder listing requirement. The delisting of the Warrants will not impact the listing or trading of our Class A Common Stock. For additional information, see “Description of Securities—Listing of Securities” beginning on page 27.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2018.

Neither we nor the selling securityholders have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. The selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the selling securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes the Company and our securities. We may use this shelf registration statement to issue up to 12,557,370 shares of Class A Common Stock underlying the Public Warrants, and the selling securityholders may use the shelf registration statement to sell up to an aggregate of 360,531,332 shares of Class A Common Stock and the 6,364,281 Resale Warrants from time to time through any means described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Resale Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Warrants to the extent the Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

We and the selling securityholders, as applicable, may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of the securities will be made in any jurisdiction where the offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	the market prices of oil, natural gas, natural gas liquids (“NGLs”), and other products or services;

•	the supply and demand for oil, natural gas, NGLs, and other products or services;

•	pipeline and gathering system capacity;

•	production and reserve levels;

•	drilling risks;

•	economic and competitive conditions;

•	the availability of capital resources;

•	capital expenditure and other contractual obligations;

•	weather conditions;

•	inflation rates;

•	the availability of goods and services;

•	legislative, regulatory, or policy changes;

•	terrorism or cyber attacks;

•	occurrence of property acquisitions or divestitures;

•	the integration of acquisitions;

•	a decline in oil, natural gas, and NGL production, and the impact of general economic conditions on the demand for oil, natural gas, and NGLs, and the availability of capital;

•	the securities or capital markets and related risks such as general credit, liquidity, market, and interest-rate risks;

•	unsuccessful drilling and completion activities and the possibility of resulting write-downs;

•	realized oil, natural gas, and NGL prices;

•	impact of environmental, health and safety, and other governmental regulations and of current or pending legislation;

•	effects of competition;

•	our ability to retain key members of our senior management and key technical employees;

•	increases in interest rates;

•	our business strategy; and

•	changes in technology.

For additional information regarding known material factors that could affect our operating results and performance, please read the section entitled “Risk Factors” in this prospectus, in our definitive proxy statement filed with the SEC on October 22, 2018, and in any applicable prospectus supplement, as well as all risk factors described in the documents incorporated by reference herein. Should one or more of the risks or uncertainties described in this prospectus made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements.

INFORMATION ABOUT THE COMPANY

Our Company

We were originally formed as a Delaware corporation to be an early stage blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. On November 9, 2018, we consummated our initial business combination (our “Initial Business Combination”) pursuant to the Contribution Agreement. At the closing of our Initial Business Combination, pursuant to the Contribution Agreement:

•

we and Altus Midstream LP, a Delaware limited partnership (“Altus Midstream”), issued to Apache Midstream, 250,000,000 shares of Class C common stock, par value $0.0001 per share (the “Class C Common Stock”) and 250,000,000 common units representing limited partner interests in Altus Midstream (the “Altus Midstream Common Units”), respectively, which, together, are exchangeable on a one-for-one basis for shares of Class A Common Stock;

•	we issued 7,313,028 shares of Class A Common Stock to Apache Midstream;

•	we issued the Apache Warrants to Apache Midstream;

•	we contributed $628.1 million in cash to Altus Midstream (the “Cash Contribution”); and

•	we granted Apache Midstream the right to receive earn-out consideration of up to 37,500,000 shares of Class A Common Stock.

We funded the Cash Contribution, with (i) cash held in the trust account that held the proceeds (including interest but net of franchise and income taxes payable) from our initial public offering and the concurrent sale of the Private Placement Warrants to our Sponsor; and (ii) proceeds from the issuance and sale of 57,234,023 shares of Class A Common Stock to certain qualified institutional buyers and accredited investors (including certain funds and client accounts advised by Kayne Anderson Capital Advisors, L.P., together with its affiliates (“Kayne Anderson”), and directors, management and employees of the Company, Kayne Anderson and Apache who hold an interest in Kayne SPAC Investment, LLC or Altus SPAC Investment, LLC) (collectively, the “PIPE Investors”) in private placements (the “Private Placements”). For additional information with respect to the Private Placements, please read “Selling Securityholders—Material Relationships with Selling Securityholders—Agreements Related to our Initial Business Combination—Subscription Agreements.”

Additionally, in connection with our Initial Business Combination, 2,120,000 shares of Class A Common Stock were issued upon conversion of our Founder Shares.

Following our Initial Business Combination, we changed our name from “Kayne Anderson Acquisition Corp.” to “Altus Midstream Company” and continued the listing of our Class A Common Stock and Warrants on NASDAQ under the symbols “ALTM” and “ALTMW,” respectively. On December 11, 2018, we received notice from the Staff of the NASDAQ of a delisting determination with respect to our Warrants for failure to satisfy the NASDAQ’s minimum round lot holder listing requirement. The delisting of the Warrants will not impact the listing or trading of our Class A Common Stock. For additional information, see “Description of Securities—Listing of Securities” beginning on page 27.

Business Overview

We own, develop, and operate a midstream energy asset network in the Southern Delaware Basin of West Texas. As of November 9, 2018, this network includes approximately 55 miles of residue-gas pipelines with three market connections (with a fourth market connection expected to be in-service by the end of 2018), approximately 125 miles of natural gas gathering pipelines, approximately 380 MMcf/d of rich-gas processing capacity, and approximately 400 MMcf/d of lean-gas treating and compression capacity. Construction on the assets began in the fourth quarter of 2016, and operations commenced in the second quarter of 2017.

Company Information

Our principal executive offices are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, and our telephone number is (713) 296-6000. Our website is www.altusmidstream.com. The information found on our website is not part of this prospectus.

THE OFFERING

We are registering the issuance by us of 12,557,370 shares of Class A Common Stock that may be issued from time to time upon exercise of the Public Warrants. We are also registering the resale by the selling securityholders named in this prospectus or their permitted transferees of (i) up to 360,531,332 shares of Class A Common Stock and (ii) the 6,364,281 Resale Warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 8 of this prospectus.

Issuance of Class A Common Stock Underlying Public Warrants

Shares of Class A Common Stock to be issued upon exercise of all Public Warrants	12,557,370 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding prior to exercise of all Public Warrants	74,929,305 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding assuming exercise of all Public Warrants	87,486,675 shares of Class A Common Stock.

Use of proceeds	We will receive up to an aggregate of approximately $144,409,755 from the exercise of Public Warrants, assuming the exercise in full of all the Public Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Public Warrants for general corporate purposes, which includes, among other things, the repurchase of outstanding shares of Class A Common Stock.

Resale of Class A Common Stock and Resale Warrants by Selling Securityholders

Class A Common Stock offered by the selling securityholders	We are registering 360,531,332 shares of Class A Common Stock, which includes (a) 57,234,023 shares of Class A Common Stock issued to the PIPE Investors in the Private Placements, (b) 250,000,000 shares of Class A Common Stock that may be issued from time to time upon redemption or exchange of Altus Midstream Common Units, (c) 7,313,028 shares of Class A Common Stock issued in connection with our Initial Business Combination, (d) 2,120,000 shares of Class A Common Stock issued upon conversion of our Founder Shares in connection with our Initial Business Combination, (e) up to 37,500,000 shares of Class A Common Stock that may be issued from time to time if earn-out consideration is issued pursuant to the Contribution Agreement, and (f) 6,364,281 shares of Class A Common Stock that may be issued from time to time upon exercise of the Resale Warrants.

Resale Warrants offered by the selling securityholders	We are registering the 6,364,281 Resale Warrants, including the 3,182,141 Private Placement Warrants and the 3,182,140 Apache Warrants. Each Resale Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment. The Resale Warrants will expire on November 9, 2023 (which is five years after the completion of our Initial Business Combination) or, to the extent of certain transfers, earlier upon redemption.

The Resale Warrants (i) will not be redeemable by the Company so long as they are held by our Sponsor or its permitted transferees, with respect to the Private Placement Warrants, or Apache Midstream or its permitted transferees, with respect to the Apache Warrants, and (ii) may be exercised for cash or on a cashless basis. Otherwise, the Resale Warrants have terms and provisions that are identical to those of the Public Warrants. See “Description of Securities— Warrants” for further discussion.

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Resale Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Resale Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Resale Warrants to the extent the Resale Warrants are exercised for cash. We will receive up to an aggregate of approximately $73,189,232 from the exercise of Resale Warrants, assuming the exercise in full of all the Resale Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Resale Warrants for general corporate purposes, which includes, among other things, the repurchase of outstanding shares of Class A Common Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities you should carefully consider those risk factors described under the heading “Risk Factors” in our definitive proxy statement filed with the SEC on October 22, 2018 (our “Proxy Statement”), as well as all risk factors described in our periodic filings with the SEC, including those factors described in our most recent Annual Report on Form 10-K and any subsequently filed Annual Reports on 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that are incorporated by reference into this prospectus (other than, in each case, information furnished rather than filed), and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus, including the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Resale Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Warrants to the extent the Warrants are exercised for cash. We will receive up to an aggregate of approximately $217,598,987 from the exercise of the Warrants, assuming the exercise in full of all 18,921,651 Warrants for cash. Unless we inform you otherwise in a prospectus or free writing prospectus, we intend to use the net proceeds from any such exercise of the Warrants for general corporate purposes, which includes, among other things, the repurchase of outstanding shares of Class A Common Stock.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Prior to November 9, 2018, we were a special purpose acquisition company with no material fixed charges or preferred stock. As such, a calculation of our historical ratio of consolidated earnings to combined fixed charges and preferred stock dividends is not meaningful. Further, because neither we nor the business we acquired in our Initial Business Combination have had any shares of preferred stock outstanding and because, prior to November 9, 2018, the business we acquired in our Initial Business Combination had no outstanding indebtedness, a calculation of the historical ratio of consolidated earnings to combined fixed charges and preferred stock dividends of such business would also not be meaningful.

SELLING SECURITYHOLDERS

Beneficial Ownership

This prospectus relates, in part, to the offer and sale by the selling securities, or their permitted transferees, of up to 360,531,332 shares of Class A Common Stock, including (i) 57,234,023 shares of Class A Common Stock issued to the PIPE Investors in the Private Placements, (ii) 250,000,000 shares of Class A Common Stock that may be issued from time to time upon redemption or exchange of Altus Midstream Common Units, (iii) 7,313,028 shares of Class A Common Stock issued in connection with our Initial Business Combination, (iv) 2,120,000 shares of Class A Common Stock issued upon conversion of our Founder Shares in connection with our Initial Business Combination, (v) up to 37,500,000 shares of Class A Common Stock that may be issued from time to time if earn-out consideration is issued pursuant to the Contribution Agreement, and (vi) 6,364,281 shares of Class A Common Stock that may be issued from time to time upon exercise of the Resale Warrants.

The following table sets forth the number of securities being offered by the selling securityholders, including their donees, pledgees, transferees or other successors-in-interest, subject to the transfer restrictions described in this prospectus and in our Proxy Statement. The following table also sets forth the number of shares known to us, based upon written representations by the selling securityholders, to be beneficially owned by the selling securityholders as of December 11, 2018, after giving effect to our Initial Business Combination. The selling securityholders are not making any representation that any securities covered by this prospectus will be offered for sale. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of the securities. For purposes of the table below, we assume that all of the securities covered by this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A Common Stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of Class A Common Stock beneficially owned by them. Except as described in the footnotes to the following table and under “Material Relationships with Selling Securityholders” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of Class A Common Stock in this table does not constitute an admission of beneficial ownership for the person named below.

The percentages in the table are based on 74,929,305 shares of Class A Common Stock and 18,921,651 Warrants outstanding as of December 11, 2018. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular holder’s Warrants and did not assume exercise of any other holder’s Warrants.

Name of Selling Securityholder	Warrants Beneficially Owned Prior to Offering	Warrants Available Pursuant to this Prospectus	Warrants Beneficially Owned After Offering	Percentage of Warrants Beneficially Owned After Offering	Class A Common Stock Beneficially Owned Prior to Offering	Class A Common Stock Available Pursuant to this Prospectus(1)	Class A Common Stock Beneficially Owned After Offering	Percentage of Class A Common Stock Beneficially Owned After Offering
Kayne Anderson Sponsor, LLC(2)	3,182,141	3,182,141	—	—	5,182,141	5,182,141	—	—
Kayne Anderson Capital Advisors, L.P.(3)	3,182,141	3,182,141	—	—	19,700,141	19,700,141	—	—
Apache Midstream LLC(4)	3,182,140	3,182,140	—	—	260,495,168	297,995,168	—	—
D. Mark Leland(5)	—	—	—	—	40,000	40,000	—	—
R. Rudolph Reinfrank(5)	—	—	—	—	40,000	40,000	—	—
Mark Borer(5)	—	—	—	—	40,000	40,000	—	—
PIPE Investors(6)	—	—	—	—	57,234,023	57,234,023	—	—

(1)

Unless otherwise noted, the business address of each of the entities, directors and executive officers in this table is One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

(2)

Kayne Anderson Sponsor, LLC is the record holder of the securities reported herein. Kayne Anderson Capital Advisors, L.P. is the managing member of Kayne Anderson Sponsor, LLC and has voting and investment discretion with respect to the voting common stock held of record by Kayne Anderson Sponsor, LLC. Ric Kayne is the controlling stockholder of the owner of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. As such, Kayne Anderson Capital Advisors, L.P. and Ric Kayne may be deemed to have shared beneficial ownership of the voting common stock held directly by Kayne Anderson Sponsor, LLC. Additionally, certain officers and directors and employees of Kayne Anderson Capital Advisors, L.P. hold an interest in Kayne Anderson Sponsor, LLC. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of each of these entities and individuals is 1800 Avenue of the Stars, 3rd Floor, Los Angeles, CA 90067. Class A Common Stock totals include 3,182,141 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants.

(3)

Includes securities held of record by Kayne Anderson Sponsor, LLC, over which Kayne Anderson Capital Advisors, L.P. has voting and investment discretion. Kayne Anderson Capital Advisors, L.P. is the investment manager, general partner, or managing member of certain shareholders, including shareholders in which certain officers and directors and employees of Kayne Anderson Capital Advisors, L.P. hold an interest. Ric Kayne may be deemed a beneficial owner with voting and investment power over the shares of Class A Common Stock held by such shareholders. Mr. Kayne disclaims beneficial ownership of the shares reported, except those attributable to him by virtue of his pecuniary interest therein. Class A Common Stock totals include 3,182,141 shares of Class A Common Stock issuable upon exercise of Private Placement Warrants held of record by Kayne Anderson Sponsor, LLC.

(4)

Apache Midstream LLC is the record holder of the shares reported herein. Apache Corporation is the sole member of Apache Midstream LLC and has voting and investment discretion with respect to the voting common stock held of record by Apache Midstream LLC. The business address of each of these entities is 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056. Class A Common Stock totals include 3,182,140 shares of Class A Common Stock issuable upon exercise of the Apache Warrants.

(5)	Holds an interest in Kayne Anderson Sponsor, LLC and disclaims any beneficial ownership of shares held by such entity other than to the extent of any direct or indirect pecuniary interest therein.

(6)

Includes certain funds and client accounts advised by Kayne Anderson and certain directors, management and employees of the Company, Kayne Anderson and Apache who hold an interest in Kayne SPAC Investment, LLC or Altus SPAC Investment, LLC. The directors, management and employees of the Company, Kayne Anderson and Apache who hold an interest in Kayne SPAC Investment, LLC or Altus SPAC Investment, LLC disclaim any beneficial ownership of shares of held by such entities other than to the extent of any direct or indirect pecuniary interest therein. For additional information with respect to the PIPE Investors, please read “Selling Securityholders—Material Relationships with Selling Securityholders—Agreements Related to our Initial Business Combination—Subscription Agreements.”

Material Relationships with Selling Securityholders

Agreements Related to our Initial Business Combination

Registration Rights Agreement

In connection with the closing of our Initial Business Combination, we entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with our Sponsor, Apache Midstream, and certain holders party thereto (together with the Sponsor and Apache Midstream, the “Holders”). Pursuant to the terms of the Registration Rights Agreement, the Holders are entitled to certain registration rights with respect to all or any portion of the shares of Class A Common Stock and Warrants they held as of the closing of our Initial Business Combination and that they may acquire thereafter including upon conversion, exchange or redemption of any security. The Apache Holders also have certain “piggy back” registration rights with respect to registration statements and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. In addition, the Holders agreed not to sell, transfer or otherwise dispose of any our securities for a period of thirty days from the closing of our Initial Business Combination.

Stockholders Agreement

In connection with the closing of our Initial Business Combination, we entered into a stockholders agreement (the “Stockholders Agreement”) with our Sponsor and Apache Midstream to set forth certain corporate governance rights of our Sponsor and Apache Midstream. Under the Stockholders Agreement, our Sponsor will be entitled to nominate two directors to the board of directors of the Company until the earlier of the time that our Sponsor and its affiliates own less than 1% of our outstanding voting common stock or the second anniversary of the date of the Stockholders Agreement. Additionally, Apache Midstream will be entitled to nominate a certain number of directors to our board of directors based on its and its affiliates’ ownership of our outstanding voting common stock. For so long as our Sponsor is entitled to nominate directors as provided above and Apache Midstream and its affiliates own 50% or more of our outstanding voting common stock, at least one of the directors nominated by Apache Midstream will be an “independent director” in accordance with NASDAQ listing rules. Further, we have agreed to include at least one director nominated by Apache Midstream on each committee of our board of directors, unless such inclusion would violate applicable securities laws or stock exchange or stock market rules. The Stockholders Agreement will terminate automatically upon (i) the dissolution of the Company, (ii) with respect to Apache Midstream, the time when Apache Midstream and its affiliates cease to own at least 1% of our outstanding voting common stock, and (iii) with respect to our Sponsor, upon the earlier of (A) the time when our Sponsor and its affiliates cease to own at least 1% of our outstanding voting common stock and (B) the second anniversary of the date of the Stockholders Agreement.

Subscription Agreements

In connection with our Initial Business Combination, we entered into certain Subscription Agreements (collectively, the “Subscription Agreements”) with the PIPE Investors, pursuant to which, among other things, we issued and sold in the Private Placements an aggregate of 57,234,023 shares of Class A Common Stock for aggregate gross proceeds of approximately $572.3 million. Pursuant to the Subscription Agreements, the PIPE Investors are entitled to certain registration rights, subject to customary black-out periods, cutback provisions and other limitations as set forth therein.

The PIPE Investors include certain qualified institutional buyers and accredited investors (including certain funds and client accounts advised by Kayne Anderson) and certain directors, management and employees of the Company, Kayne Anderson and Apache who hold an interest in Kayne SPAC Investment, LLC or Altus SPAC Investment, LLC. Kayne SPAC Investment, LLC, an entity in which certain directors, management and employees of the Company and Kayne Anderson hold an interest, agreed to purchase 1,823,750 shares of Class A Common Stock in the Private Placements. Kevin S. McCarthy and Robert S. Purgason, who are directors of the Company, hold an interest in Kayne SPAC Investment LLC. Altus SPAC Investment, LLC, an entity in which certain directors, management and employees of the Company and Apache hold an interest, agreed to purchase 1,017,500 shares of Class A Common Stock in the Private Placements. Brian W. Freed, who is the Chief Executive Officer and a director of the Company, Ben C. Rodgers, who is the Chief Financial Officer and a director of the Company, and each of the other members of our board of directors who are also employees of Apache hold an interest in Altus SPAC Investment, LLC. The directors, management and employees of the Company, Kayne Anderson and Apache who hold an interest in Kayne SPAC Investment, LLC or Altus SPAC Investment, LLC disclaim any beneficial ownership of shares held by such entities other than to the extent of any direct or indirect pecuniary interest therein.

Amended and Restated Agreement of Limited Partnership of Altus Midstream

At the closing of our Initial Business Combination, we entered into an amended and restated agreement of limited partnership of Altus Midstream (the “Altus Midstream LPA”) with Altus Midstream GP, LLC, a Delaware limited liability company and the sole general partner of Altus Midstream (the “Altus GP”), and Apache Midstream. Following the closing of our Initial Business Combination, we control Altus Midstream through its ownership of the Altus GP. The Altus Midstream LPA sets forth the operations of Altus Midstream and the rights and obligations of the holders of the Altus Midstream Common Units. The Altus Midstream LPA, among other things, provides a redemption right to each limited partner of Altus Midstream (other than the Company), which entitles limited partners to redeem, from time to time on or after 180 days after the closing of our Initial Business Combination, all or a portion of its Altus Midstream Common Units for newly issued shares of our Class A Common Stock on a one-for-one basis, or, at Altus Midstream’s option, an equivalent amount of cash.

Indemnification Agreements

Effective as of the closing date of our Initial Business Combination, we entered into indemnification agreements with certain of our directors. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director to the fullest extent permitted by law for claims arising in his or her capacity as our director.

Services Agreement

On March 29, 2017, we entered into an Administrative Services Agreement (the “Services Agreement”) with KA Fund Advisors, LLC, an affiliate of the Sponsor (“KA Fund Advisors”), pursuant to which KA Fund Advisors, under the direction of the Company’s management, agreed to provide us office space, utilities and secretarial and administrative support reasonably necessary to operate our business and assets, subject to certain exceptions.

As consideration for the services provided under the Services Agreement, we paid KA Fund Advisors a total of $5,000 per month. Effective January 1, 2018, KA Fund Advisors agreed to waive the monthly fee until the termination of the Administrative Service Agreement. At the closing of our Initial Business Combination, the Administrative Services Agreement was automatically terminated.

Construction, Operations and Maintenance Agreement

In connection with the closing of our Initial Business Combination, we entered into a Construction, Operations and Maintenance Agreement (the “COMA”) with Apache, pursuant to which Apache will provide certain services related to the design, development, construction, operation, management and maintenance of certain gathering, processing and other midstream assets on behalf of us. Under the COMA, we will pay Apache annual fees of (i) $3,000,000 for the period beginning on November 9, 2018 and ending on December 31, 2019, (ii) $5,000,000 for the period beginning on January 1, 2020 and ending December 31, 2020, (iii) $7,000,000 for the period beginning on January 1, 2021 and ending on December 31, 2021 and (iv) $9,000,000, as may be increased thereafter until terminated.

Warrant Agreements

The Private Placement Warrants were issued under a warrant agreement, dated March 29, 2017, between American Stock Transfer & Trust Company, LLC, as warrant agent, and us (the “IPO Warrant Agreement”). The Apache Warrants were issued under a warrant agreement, dated November 9, 2018, between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. For more information regarding the warrant agreements, please read “Description of Securities—Warrants.”

PLAN OF DISTRIBUTION

Issuance of Class A Common Stock Underlying Public Warrants

We are registering the issuance of up to 12,557,370 shares of Class A Common Stock underlying the Public Warrants. We will receive the proceeds from the exercise of the Public Warrants, but not from the sale of the underlying Class A Common Stock. Upon exercise of a Public Warrant, we will issue the shares of Class A Common Stock underlying such Public Warrant pursuant to and in accordance with the terms of the IPO Warrant Agreement.

Resale of Class A Common Stock and Resale Warrants by Selling Securityholders

We are also registering the resale of shares of Class A Common Stock by the selling securityholders named therein. The selling securityholders may offer and sell all or a portion of the (i) up to 360,531,332 shares of Class A Common Stock and (ii) the 6,364,281 Resale Warrants covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on NASDAQ, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus forms a part; and

•	“at the market” or through market makers or into an existing market for the securities.

The selling securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the selling securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on NASDAQ or any other exchange or market.

The selling securityholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling securityholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and the selling securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling securityholder;

•	the number of securities being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

We and the selling securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the selling securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the selling securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Exercise of Warrants

Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at an exercise price of $11.50 per share. The Warrants became exercisable on December 9, 2018, and the Warrants will expire on November 9, 2023 or earlier upon redemption, subject to certain exceptions with respect to the Resale Warrants. We may redeem the outstanding Warrants at a price of $0.01 per Warrant, if the last sale price of our Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before we send the notice of redemption to the warrant holders. The Resale Warrants, however, are non-redeemable so long as they are held by our Sponsor or its permitted transferees, with respect to the Private Placement Warrants, or Apache Midstream or its permitted transferees, with respect to the Apache Warrants. For additional information with respect to Warrants, please read “Description of Securities—Warrants.”

DESCRIPTION OF SECURITIES

The following summary of certain material provisions of our common stock and preferred stock does not purport to be complete. You should refer to our second amended and restated certificate of incorporation and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (“DGCL”).

Pursuant to our second amended and restated certificate of incorporation, our authorized capital stock consists of 1,500,000,000 shares of Class A Common Stock, $0.0001 par value, 1,500,000,000 shares of Class C Common Stock, $0.0001 par value, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

IPO Units

Each unit issued in our initial public offering (an “IPO Unit”) consisted of one whole share of Class A Common Stock and one-third of one Warrant. In connection with our Initial Business Combination, all of the IPO Units separated into their component parts of one share of Class A Common Stock and one-third of one Warrant, and the IPO Units ceased trading on NASDAQ. In connection with the closing of our Initial Business Combination, shares of Class A Common Stock and the Warrants began trading on NASDAQ under the symbols “ALTM” and “ALTMW,” respectively. On December 11, 2018, we received notice from the Staff of the NASDAQ of a delisting determination with respect to the Warrants for failure to satisfy the NASDAQ’s minimum round lot holder listing requirement. The delisting of the Warrants will not impact the listing or trading of our Class A Common Stock. For additional information, see “Listing of Securities” beginning on page 27.

Holders of IPO Units will need to have their brokers contact American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, in order to separate the IPO Units into shares of Class A Common Stock and Warrants. No fractional Warrants will be issued upon separation of the IPO Units, and only whole Warrants will trade. Accordingly, unless you own at least three IPO Units, you will not be able to receive or trade a whole Warrant. Holders of IPO Units have the option to continue to hold the IPO Units or to separate their IPO Units into the component securities.

Common Stock

324,929,305 shares of our common stock are currently outstanding, consisting of:

•	74,929,305 shares of our Class A Common Stock; and

•	250,000,000 shares of Class C Common Stock held by Apache Midstream.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of each of the Class A Common Stock and Class C Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our second amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In accordance with NASDAQ corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on NASDAQ. Under

Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purpose of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting.

In the event of a liquidation, dissolution, or winding up of the Company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than us) only if, and only to the extent permitted by the Altus Midstream LPA, such holder also simultaneously transfers an equal number of such holder’s Altus Midstream Common Units to such transferee in compliance with the Altus Midstream LPA. In addition, the holders of Class C Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration, or repeal of any provision of our second amended and restated certificate of incorporation that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Holders of Class C Common Stock are not entitled to any dividends and are not entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs.

For a complete description of our Class A Common Stock, please see our registration statement on Form 8-A (File No. 001-38048) filed on March 29, 2017 (together with any amendments thereto and the other documents incorporated by reference therein), which is incorporated by reference herein.

Founder Shares

The Founder Shares were shares of our Class B Common Stock that automatically converted into shares of our Class A Common Stock at the time of our Initial Business Combination. In connection with our initial public offering, our Sponsor and certain of our officers and directors entered into a letter agreement with us, pursuant to which they agreed that, subject to certain limited exceptions, the Founder Shares (and the shares of Class A Common Stock issued upon conversion thereof) are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (i) one year after the completion of our Initial Business Combination or (ii) subsequent to our Initial Business Combination, (a) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Initial Business Combination, or (b) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

Our second amended and restated certificate of incorporation provides that up to 50,000,000 shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors can, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Except as described under “—Resale Warrants” below, the Resale Warrants have terms and provisions that are identical to those of the Public Warrants, the terms of which are as follows.

Each whole Warrant entitles the registered holder to purchase one whole share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the applicable warrant agreement, a warrantholder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrantholder. No fractional Warrants will be issued upon separation of the IPO Units and only whole Warrants will trade. The warrants will expire five years after the completion of our Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

We agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our Initial Business Combination, we would use our reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants. We will use our reasonable best efforts to cause the same to become effective within 60 business days following our Initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the applicable warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Warrants become exercisable, we may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 Warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (as defined herein) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after our Initial Business Combination. If we call our Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (a) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than as described above or certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split, or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification, or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.

The Warrants were issued in registered form under warrant agreements between American Stock Transfer & Trust Company, as warrant agent, and us, dated March 29, 2017, with respect to the Public Warrants and the Private Placement Warrants, and November 9, 2018, with respect to the Apache Warrants. You should review a copy of the applicable warrant agreements, which are each filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Warrants. The warrant agreements provide that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but to make any change that adversely affects the interests of the registered holders of Warrants requires the approval by the holders of at least 50% of the then outstanding Public Warrants, with respect to the Public Warrants and Private Placement Warrants, and at least 50% of the then outstanding Apache Warrants, with respect to the Apache Warrants.

Resale Warrants

The Resale Warrants (i) will not be redeemable by the Company so long as they are held by our Sponsor or its permitted transferees, with respect to the Private Placement Warrants, or Apache Midstream or its permitted transferees, with respect to the Apache Warrants; provided, however, that if the Resale Warrants are held by holders other than our Sponsor or its permitted transferees, with respect to the Private Placement Warrants, or Apache Midstream or its permitted transferees, with respect to the Apache Warrants, then the Resale Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants; and (ii) may be exercised for cash or on a cashless basis, so long as they are held by our Sponsor or its permitted transferees, with respect to the Private Placement Warrants, or Apache Midstream or its permitted transferees, with respect to the Apache Warrants.

If holders of the Resale Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined herein) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees, with respect to the Private Placement Warrants, or Apache Midstream or its permitted transferees, with respect to the Apache Warrants, is because as long as the Sponsor and Apache Midstream remain affiliated us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, and general financial conditions subsequent to completion of a business combination. The payment of any cash dividends will be within the discretion of our board of directors at such time. Our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our Warrants is American Stock Transfer & Trust Company. We have agreed to indemnify American Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Second Amended and Restated Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our second amended and restated certificate of incorporation and bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Board of Directors

Our board of directors was divided into three classes, Class I, Class II, and Class III, with members of each class serving staggered three-year terms. Upon the closing of our Initial Business Combination, our board of directors was declassified by shareholder vote. Currently, our board of directors consists of one class of directors only, whose term will continue to the first annual meeting of stockholders following the date of the closing of our Initial Business Combination, and thereafter, all directors will be elected annually and shall be elected for one year terms expiring at the next annual meeting of our stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s death, resignation, retirement, disqualification or removal. Our second amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Securities Eligible for Future Sale

As of December 11, 2018, we had 324,929,305 shares of common stock outstanding. Of these shares, the 8,262,254 shares of Class A Common Stock that were sold in our initial public offering and not redeemed in connection with our Initial Business Combination are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act (“Rule 144”).

As of December 11, 2018, we had 18,941,651 Warrants outstanding. Of the Warrants, the 12,577,370 Public Warrants that were sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Listing of Securities

Our shares of Class A Common Stock and Warrants are listed on NASDAQ under the symbols “ALTM” and “ALTMW,” respectively. On December 11, 2018, we received notice from the Staff of the NASDAQ indicating that the Staff has determined that the Warrants do not meet the minimum 400 round lot holder requirement for initial listing, as set forth in NASDAQ Listing Rule 5515(a)(4). As a result, the Staff has determined to delist the Warrants from the NASDAQ. We intend to waive our right to request appeal of the Staff’s determination, and as such, the Warrants will be scheduled for delisting and will be suspended from trading at the opening of business on December 20, 2018. A Form 25 (Notification of Removal from Listing and/or Registration) with respect to the Warrants will be filed with the Securities and Exchange Commission at such time. The delisting of the Warrants will not impact the listing or trading of our Class A Common Stock on the NASDAQ.

LEGAL MATTERS

Hunton Andrews Kurth LLP, Houston, Texas, will pass upon the validity of the securities covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The balance sheets of the Company as of December 31, 2017 and 2016, the related statements of operations, changes in stockholders’ equity and cash flows, for the year ended December 31, 2017 and for the period from December 12, 2016 (inception) to December 31, 2016, and the related notes have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Alpine High Gathering LP, Alpine High Pipeline LP, Alpine High Processing LP, and Alpine High NGL Pipeline LP for the year ended December 31, 2017 and for the period from inception (May 16, 2016) through December 31, 2016, incorporated by reference in Altus Midstream Company’s Current Report (Form 8-K) filed with the SEC on November 13, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed combined interim financial information of Alpine High Gathering LP, Alpine High Pipeline LP, Alpine High Processing LP, and Alpine High NGL Pipeline LP for the three and six-month periods ended June 30, 2018, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 15, 2018, incorporated by reference in Altus Midstream Company’s Proxy Statement on Schedule 14A dated October 22, 2018, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock and the securities offered by the selling securityholders pursuant to this prospectus, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.altusmidstream.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

In particular, we incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing and prior to effectiveness of the registration statement of which this prospectus forms a part and after the date of this prospectus but prior to the time that all the securities offered by this prospectus have been sold by the selling securityholders as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) or such registration statement has been withdrawn:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 22, 2018;

•	our Current Reports on Form 8-K filed on August 8, 2018, August 13, 2018, August 31, 2018, October 4, 2018, October 9, 2018, October 17, 2018, November 6, 2018 and November 13, 2018; and

•

the description of our Class A Common Stock set forth in our registration statement on Form 8-A filed on March 29, 2017 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating that description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

Altus Midstream Company

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, TX 77056-4400

(713) 296-6000

Altus Midstream Company

12,557,370 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

360,531,332 Shares of Class A Common Stock

6,364,281 Warrants

PROSPECTUS

                , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the resale of the securities being registered hereby.

SEC registration fee		$403,779
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*

Total	$	*

*	Estimates not presently known.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders, however, will bear all commissions and discounts, if any, attributable to their sale of the securities.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Our second amended and restated certificate of incorporation provides that our officers and directors are indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our second amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our bylaws permit us to secure insurance on behalf of any officer, director, or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In addition, we have entered into indemnification agreements with certain of our directors, a form of which is attached to this Registration Statement as Exhibit 10.4. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16.	Exhibits.

Exhibit Number	Description

1.1****	Form of Underwriting Agreement.

2.1***	Contribution Agreement, dated as of August 8, 2018, by and among the Company, Altus Midstream LP, Apache Midstream LLC, Alpine High Gathering LP, Alpine High Pipeline LP, Alpine High Processing LP, Alpine High NGL Pipeline LP and Alpine High Subsidiary GP LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on August 8, 2018).

3.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

3.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3.3 to the Registration Statement on Form S-1 (File No. 333-216514) filed with the SEC on March 7, 2017).

4.1	Amended and Restated Registration Rights Agreement, dated as of November 9, 2018, by and among Altus Midstream Company, Kayne Anderson Sponsor, LLC, the other holders party thereto and Apache Midstream LLC (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

4.2	Securities Subscription Agreement, dated December 12, 2016, between the Company and Kayne Anderson Sponsor, LLC (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 (File No. 333-216514) filed with the SEC on March 7, 2017).

4.3	Sponsor Warrants Purchase Agreement, dated January 4, 2017, between the Company and Kayne Anderson Sponsor, LLC (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (File No. 333-216514) filed with the SEC on March 7, 2017).

4.4	Warrant Agreement, dated March 29, 2017, by and between American Stock Transfer & Trust Company, LLC and the Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on April 4, 2017).

4.5	Form of Subscription Agreement, by and between the Company and the subscriber named therein (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on August 8, 2018).

4.6	Stockholders Agreement, dated as of November 9, 2018, by and among Altus Midstream Company, Kayne Anderson Sponsor, LLC and Apache Midstream LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

4.7	Warrant Agreement, dated as of November 9, 2018, by and between American Stock Transfer & Trust Company, LLC and the Company (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

5.1**	Opinion of Hunton Andrews Kurth LLP.

10.1	Promissory Note, dated as of December 23, 2016, issued to Kayne Anderson Sponsor, LLC (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (File No. 333-216514) filed by with the SEC on March 7, 2017).

10.2	Letter Agreement, dated March 29, 2017, by and between the Company, the initial security holders and the officers and directors of the Company (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on April 4, 2017).

10.3	Investment Management Trust Account Agreement, dated March 29, 2017, by and between American Stock Transfer & Trust Company, LLC and the Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on April 4, 2017).

Exhibit Number	Description

10.4	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 (File No. 333-216514) filed by with the SEC on March 7, 2017).

10.5	Form of Administrative Services Agreement, dated March 29, 2017, by and between the Company and KA Fund Advisors, LLC (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333-216514) filed with the SEC on March 7, 2017).

10.6	Sponsor Promissory Note, dated March 21, 2018 (incorporated by reference to Exhibit 10.9 to the Annual Report on Form 10-K (File No. 001-38048) filed with the SEC on March 27, 2018).

10.7	Option Letter Agreement, dated as of August 8, 2018, by and among the Company, Apache Midstream LLC and Apache Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on August 8, 2018).

10.8	Sponsor Forfeiture Agreement, dated as of August 8, 2018, by and among Kayne Anderson Acquisition Corp., Kayne Anderson Sponsor, LLC and Apache Midstream LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on August 8, 2018).

10.9	Credit Agreement, dated as of November 9, 2018, among Altus Midstream, LP, the lenders party thereto, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, Citibank, N.A., Bank of America, N.A., The Toronto-Dominion Bank, New York Branch, MUFG Bank Ltd., and The Bank of Nova Scotia, Houston Branch, as Co-Documentation Agents (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

10.10	Amended and Restated Agreement of Limited Partnership of Altus Midstream LP, dated as of November 9, 2018 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

10.11	Construction, Operations and Maintenance Agreement, dated as of November 9, 2018, by and between Altus Midstream Company and Apache Corporation (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

10.12	Purchase Rights and Restrictive Covenants Agreement, dated as of November 9, 2018, by and between Altus Midstream Company and Apache Corporation (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

10.13	Lease Agreement, dated as of November 9, 2018, by and between Altus Midstream Company and Apache Corporation (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

10.14	License Agreement, dated as of November 9, 2018, by and between Altus Midstream LP and Apache Corporation (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

10.15	License Agreement, dated as of November 9, 2018, by and between Altus Midstream Company and Apache Corporation (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

15.1*	Letter from Ernst & Young LLP, dated December 11, 2018, regarding unaudited interim financial information.

23.1*	Consent of WithumSmith+Brown, PC.

23.2*	Consent of Ernst & Young LLP.

Exhibit Number	Description

23.3**	Consent of Hunton Andrews Kurth LLP (contained in Exhibit 5.1 herein).

24.1**	Power of Attorney (included in the signature page hereto).

*	Filed herewith.
**	Previously filed.
***

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

****	To be filed by amendment or as an exhibit to a document incorporated by reference herein in connection with the issuance of the securities.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on December 11, 2018.

Altus Midstream Company

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Name	Title	Date

/s/ Brian W. Freed Brian W. Freed	Chief Executive Officer and Director (Principal Executive Officer)	December 11, 2018

* Ben C. Rodgers	Chief Financial Officer and Director (Principal Financial Officer)	December 11, 2018

* Rebecca A. Hoyt	Chief Accounting Officer (Principal Accounting Officer)	December 11, 2018

* W. Mark Meyer	Chairman of the Board of Directors	December 11, 2018

* Mark Borer	Director	December 11, 2018

* Robert W. Bourne	Director	December 11, 2018

* Staci L. Burns	Director	December 11, 2018

* C. Doug Johnson	Director	December 11, 2018

* D. Mark Leland	Director	December 11, 2018

* Kevin S. McCarthy	Director	December 11, 2018

* Robert S. Purgason	Director	December 11, 2018

Name	Title	Date

* Jon W. Sauer	Director	December 11, 2018

* By:	/s/ Brian W. Freed
Brian W. Freed, Attorney-in-fact